                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                         MEMOREX TELEX N.V
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               MEMOREX TELEX N.V.
                            HOOGOORDDREEF 9, 1101 BA
                           AMSTERDAM, THE NETHERLANDS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders (the "Meeting") of Memorex Telex N.V., a naamloze vennootschap organized under the laws of the Netherlands (the "Company"), will be held at the offices of the Company at Hoogoorddreef 9, 1101 BA Amsterdam, The Netherlands, on September 30, 1996, at 11:00 a.m. (local time). At the Meeting, the Company's stockholders will be asked to:

Proposal 1:     elect each of Peter H. Dailey, Gregory S. Wood, Brad Sowers and Anthony J. Barbieri to the Management Board of the
                Company;

Proposal 2:     adopt the annual financial statements contained in the
                Statutory Annual Report of the Company for the fiscal year ended March 31, 1996, which also contains the Report of the
                Management Board of the Company; and

Proposal 3:     appoint Ernst and Young LLP as United States auditors for
                the Company and Moret, Ernst & Young as Netherlands auditors for the Company for the fiscal year ending March 31, 1997;
                and

consider such other business as may properly come before the Meeting or any adjournment thereof.

                                          BY ORDER OF THE SUPERVISORY
                                          BOARD OF MEMOREX TELEX N.V.

Amsterdam, The Netherlands

September 6, 1996

                               MEMOREX TELEX N.V.
                             HOOGOORDDREEF 9 1101BA
                           AMSTERDAM, THE NETHERLANDS

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    ANNUAL GENERAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 30, 1996

    This Proxy Statement is being mailed to you in connection with the solicitation of proxies by the Supervisory Board of Memorex Telex N.V., a naamloze vennootschap organized under the laws of the Netherlands (the "Company"), for use at the Annual General Meeting of Stockholders (the "Meeting") of the Company to be held on September 30, 1996, at 11:00 a.m. (local time), at the offices of the Company at Hoogoorddreef 9, 1101 BA Amsterdam, The Netherlands. The approximate date on which this Proxy Statement and the accompanying Notice of Annual General Meeting and Proxy are being mailed is September 6, 1996.

                               VOTING SECURITIES

    The Company has 25,076,665 shares of common stock, dfl. 0.10 nominal value
(the "Common Stock"), outstanding as of August   , 1996. The Company has
established a program of American Depositary Receipts (the "ADRs") for the benefit of the Common Stock, and all shares of Common Stock were issued in the form of ADRs. Each ADR evidences one American Depositary Share which, in turn,
represents one share of Common Stock. At the close of business on August   ,
1996, there were       registered holders of the ADRs.

    Under the Deposit Agreement among the Company, Morgan Guaranty Trust Company of New York (the "Depositary"), and the holders of ADRs, these holders are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Common Stock represented by ADRs. Record holders of ADRs at
the close of business on August   , 1996, are entitled to instruct the
Depositary as to the exercise of voting rights at the Meeting and any adjournments thereof.

    There is no quorum requirement for conducting business at the Meeting. Each share of Common Stock has the right to cast ten votes on all matters on which stockholders of the Company are entitled to vote. Stockholders may not split their votes. The affirmative vote of the holders of at least a majority of all votes cast at the Meeting is necessary for (i) the election of each of Peter H. Dailey, Gregory S. Wood, Brad Sowers and Anthony J. Barbieri to the Management Board of the Company, (ii) the adoption of the annual financial statements contained in the Statutory Annual Report of the Company (the "Statutory Annual Report") for the fiscal year ended March 31, 1996, which also contains the Report of the Management Board of the Company (the "Management Report"), and
(iii) the appointment of Ernst & Young LLP as United States auditors and Moret, Ernst & Young as Netherlands auditors for the Company for the fiscal year ending March 31, 1997 (items (i), (ii) and (iii) are referred to as the "Agenda Items").

                     SOLICITATION AND REVOCATION OF PROXIES

    The Depositary has agreed it will endeavor, insofar as practicable, to vote the Common Stock deposited with it only in accordance with the instructions of the holders of ADRs as given by means of the instruction card delivered with this Proxy Statement. Shares of Common Stock for which the Depositary has not received an instruction card will not be voted at the Meeting. Properly signed and dated instruction cards should be returned to the Depositary at the address set forth below no later than 4:00 p.m., Eastern Standard Time, on September 26, 1996 (the "Voting Deadline"). A prepaid, addressed return envelope is enclosed.

                             Morgan Guaranty Trust Company
                               of New York
                             P.O. Box 9184
                             Boston, Massachusetts 02102-9906

    For overnight courier or other express deliveries, please use the following address:

                             Morgan ADR Service Center

                             Attn: John Sjosten

    A holder of ADRs delivering an instruction card has the power to revoke the instruction card by delivering to the Depositary before the Voting Deadline a written notice of revocation or a properly signed instruction card bearing a later date than the instruction card being revoked. If the instruction card is properly signed but no voting instruction is given, the Depositary, through its nominee or nominees, will vote the underlying shares of Common Stock FOR approval of the Agenda Items.

    The Company does not know of any matters other than as set forth herein that are expected to be presented for consideration at the Meeting. If other matters properly come before the Meeting, the Depositary, through its nominee or nominees, intends to vote thereon in accordance with its judgment.

    The costs of soliciting proxies for the Meeting are borne by the Company.

                                   MANAGEMENT

GENERAL

    The Company was formed in 1986 under Netherlands law and, since its formation, has had a voluntary two-tier management system consisting of a Management Board and a Supervisory Board. The Management Board is responsible for the management and operation of the Company and for its dealings with third parties. Each member of the Management Board has the power to represent and legally bind the Company. The Supervisory Board assists the Management Board by rendering advice and supervises the policy of the Management Board and the general business of the Company. Members of the Supervisory Board do not have the power to represent or legally bind the Company. The members of both the Management Board and the Supervisory Board are appointed by the stockholders of the Company. Under the laws of the Netherlands, the Company is not required to have a Supervisory Board. The Company maintains the Supervisory Board, which may consist only of individuals who are not members of the Management Board, to assure adequate supervision of the policy of the Management Board and the general business of the Company.

NOMINEES FOR MANAGEMENT BOARD

    The following information is furnished with respect to each person nominated by the Supervisory Board for election to the Management Board. All nominees are citizens of the United States.

    HON. PETER H. DAILEY, 66, served as Chairman of the Supervisory Board from 1992 until his resignation as of March 31, 1996, to become the Company's Chief Executive Officer. He has also been the Chairman of Enniskerry Financial Ltd. since 1985. He was previously United States Ambassador to Ireland and Special Envoy to NATO, and thereafter was a member of the President's Advisory Commission on Arms Control and Disarmament. He also served as Vice Chairman of the Interpublic Group of Companies and the Dailey Group. Mr. Dailey is currently a director of Chicago Title and Trust Company, Sizzler International, Inc., Pinkerton's, Inc., and Jacobs Engineering Group Inc.

    GREGORY S. WOOD, 38, serves as Senior Vice President and Treasurer of the Company. Mr. Wood joined the company in 1989 and has served in a variety of financial positions before becoming Senior Vice President, Finance and Treasurer of the Company in April 1996. Prior to his employment with the Company, Mr. Wood worked for Ernst & Young as a consultant.

    BRAD SOWERS, 34, serves as Senior Vice President of Operations of the Company. Mr. Sowers joined the Company in 1986 as an account manager, and has served as a district and area business manager, regional business director, and as Vice President of World Wide Marketing. Prior to joining the Company, Mr. Sowers was with Harris Lanier 3M in a sales position.

    ANTHONY J. BARBIERI, 48, serves as Senior Vice President and Group Counsel of the Company and Senior Vice President, General Counsel and Secretary of Memorex Telex Corporation. Mr. Barbieri has been with the company for 8 years. Previously, Mr. Barbieri held legal positions with Syntex Corporation and G.D. Searle & Co., and in private practice.

    THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING PERSONS TO THE MANAGEMENT BOARD.

INCUMBENT MEMBERS OF THE MANAGEMENT BOARD

    The following information is furnished with respect to each incumbent member of the Management Board. All executive authority to make policy decisions emanates from the Management Board.

    DAVID J. FAULKNER, 56, is a Managing Director and the Chief Financial Officer of the Company. He is also the Chief Financial Officer of Memorex Telex Corporation and the Vice Chairman of its Board of Directors. Mr. Faulkner has served as Chief Financial Officer of the Company since October 1989. Prior to his employment with the Company, Mr. Faulkner was a Senior Partner with Arthur Young & Co. from 1986 until 1989. Mr. Faulkner is a citizen of the United States.

    ABN Trustcompany (Nederland) B.V. ("ABN") also serves as a member of the Management Board. Under a management agreement, ABN performs certain administrative functions for the Company. The management agreement provides for the payment by the Company of an annual management fee of dfl. 10,000, an annual administration fee of dfl. 2,000, and the out-of-pocket expenses incurred by ABN in the performance of its duties. The management agreement may be terminated by either party upon thirty day's notice given prior to each anniversary date. In addition, ABN may resign as a member of the Management Board at any time by giving two months notice to the other members of the Management Board.

                               SUPERVISORY BOARD

MEMBERS OF THE SUPERVISORY BOARD

    The following information is furnished with respect to each incumbent member of the Supervisory Board. All members are citizens of the United States and have served on the Supervisory Board since June 1994 except Catherine Y. Selleck who was elected to the Supervisory Board on September 30, 1994.

    HAROLD FIRST, 59, has been an independent financial consultant since January 1993. From December 1990 through December 1992, Mr. First was the Chief Financial Officer of Icahn Holding Corp. Mr. First is currently a director of Taj Mahal Realty Corporation, Tel-Save Holdings, Inc. and Cadus Pharmaceutical Corporations. Mr. First also previously served as a director of ACF Industries, Inc., American Property Investors, Inc., Trans World Airlines, Inc., and Taj Majal Holding Corporation.

    MICHAEL S. GROSS, 34, is one of the founding principles of Apollo Advisors, L.P., which, together with certain affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., and the recently formed Apollo Investment Fund III, L.P. (collectively, the "Apollo Funds"), Private securities investment funds, and of Lion Advisors, L.P. which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior to 1990, Mr. Gross was an investment banker with Drexel Burnham Lambert Incorporated. Mr. Gross is currently a director of Converse, Inc., The Florsheim Shoe Company, Furniture Brands International, Inc., and Profitts, Inc.

    JOSHUA J. HARRIS, 31, has been a limited partner of Apollo Advisors and Lion Advisors, having been associated with them since 1990. Apollo Advisors, together with certain affiliates, acts as managing general partner of the Apollo Funds. Lion Advisors acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Harris is currently a director of Converse, Inc., The Florsheim Shoe Company and Furniture Brands International, Inc.

    WALTER J. HUMANN, 58, has been with Hunt Consolidated, Inc., since 1975. During that period he has held various executive positions, including Director, Chief Operating Officer, and Chairman of the Executive Committee. Earlier, he was Vice President for commercial operations, LTV Corporation. He has degrees from M.I.T., Harvard Business School and SMU Law School. Mr. Humann is currently a director of the RAND Corporation. Mr. Humann previously also served as a director of various manufacturing, service, and financial organizations.

    JAMES E. OUSLEY, 50, has been employed by the Control Data Corporation since 1968 in a number of positions, including Chief Executive Officer and President of Control Data Systems, Inc., from 1992 to the present, President, Computer Products Group from 1989 to 1991, Vice President--Marketing and Sales, Computer Products Group in 1989, Vice President--World Wide Sales and Services, Imprimus Technology Incorporated from 1988 to 1989, and Vice President--Sales and Strategies Alliance, Data Storage Products Group from 1987 to 1988. Mr. Ousley is currently a director of Control Data Systems, Inc., and Metaphase Technology, Inc.

    CATHERINE Y. SELLECK, 62, has been an independent consultant to the computer industry since January 1994. From January 1992 through January 1994, Ms. Selleck was the President and Chief Executive Officer of Metaphor, Inc. Ms. Selleck is currently a director of Right Management Consultants, Inc. Previously, Ms. Selleck held several executive positions with IBM Corporation, including Corporate Director of Office and Decision Support Systems from 1989 to 1991, Vice President, Field Operations, National Distribution Divisions from 1986 to 1988, and Vice President, Information Systems and Administration, National Distribution Division from 1984 to 1985.

MEETINGS

    During the fiscal year ended March 31, 1996 ("fiscal 1996"), the Supervisory Board held 29 meetings. Nine meetings were in-person meetings with the management of the Company, and each member of the Supervisory Board attended at least 75% of all meetings held during fiscal 1996. The other meetings were by telephonic conference call.

COMMITTEES

    The Supervisory Board has established the following committees.

    COMPENSATION COMMITTEE. The Compensation and Stock Option Committee of the Supervisory Board (the "Compensation Committee") met 2 times during fiscal 1996. On April 19, 1996, Messrs. Humann and Gross and Ms. Selleck were appointed as the current members of the Compensation Committee. The Compensation Committee provides advice to and assists the Supervisory Board in reviewing and establishing compensation for the members of the Management Board, including the determination of bonuses pursuant to the Company's management bonus plan.

    AUDIT COMMITTEE. The Audit Committee of the Supervisory Board (the "Audit Committee") met 2 times during fiscal 1996. On April 19, 1996, Messrs. First, Harris and Ousley were appointed as the current members of the Audit Committee. The Audit Committee provides advice to and assists the Supervisory Board in reviewing the Company's audit function.

SUPERVISORY BOARD COMPENSATION

    Each member of the Supervisory Board is entitled to receive a $25,000 annual fee and $1,000 per diem (including travel time) plus reimbursement for all out-of-pocket expenses incurred in connection with attendance at meetings of the Supervisory Board and committees of the Supervisory Board. The amount of these fees was set by the stockholders of the Company.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    This report was prepared by the Compensation Committee of the Supervisory Board.

    In determining the amount and composition of management compensation, the Compensation Committee and the Supervisory Board are guided by the following fundamental objectives: (1) attracting and retaining outstanding members of the Company's Management Board; (2) encouraging members of the Management Board to acquire and hold Common Stock; and (3) ensuring that a portion of management compensation is variable, tied to quantifiable short-term and long-term measures of the Company's performance

    During the course of the fiscal year, the Supervisory Board approved revisions to the Company's employment arrangements with the then-incumbent members of the Management Board, Messrs. Gumucio, Faulkner, and Morin. In addition, the Company continued to provide annual incentive bonuses for each member of the Management Board pursuant to the Company's management bonus plan based upon percentage achievement of certain performance goals, and the Company maintained the respective pension plans in which each member of the Management Board is a participant. In March 1996, Messrs. Gumucio and Morin resigned from the Management Board of the Company. As of March 31, 1996, the Hon. Peter H. Dailey resigned from the Supervisory Board to become the Company's Chief Executive Officer effective April 1, 1996. The Supervisory Board approved an employment arrangement with Mr. Dailey which provides for salary and bonus competitive with industry standards.

    The Company's compensation and benefit programs and management incentive compensation plan have been designed to attract, motivate, and retain senior management by providing a competitive total compensation opportunity based on performance. Competitive base salaries that reflect the individual's level of responsibility and annual variable performance-based incentive awards for certain key employees are important elements of the Company's compensation philosophy.

                                          Respectfully submitted,

                                          Catherine Selleck

                                          Walter Humann

                                          Michael Gross

EXECUTIVE COMPENSATION TABLE

    The following table provides information about the compensation for Messrs. Gumucio, Faulkner and Morin (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                        ANNUAL COMPENSATION (2)                AWARDS
                             ----------------------------------------------  -----------
                                                                   OTHER     SECURITIES       ALL
                                                                  ANNUAL     UNDERLYING      OTHER
                               FISCAL                           COMPENSATION  OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR       SALARY      BONUS        (3)         SARS          (5)
- ---------------------------  -----------  ---------  ---------  -----------  -----------  -----------
Marcelo A. Gumucio.........        1996   $ 800,000  $ 412,500   $ 186,307           0     $   1,585
  Chairman, President, and         1995   $ 800,000  $ 420,000   $ 441,800   $875,000(4)   $   1,480
  Chief Executive                  1994   $ 900,000  $1,000,000                                  600
  Officer(1)

David J. Faulkner..........        1996   $ 400,000  $ 226,125   $  16,125           0     $   9,500
  Vice Chairman and Chief          1995   $ 400,000  $ 120,000   $  370,00   $150,000(4)   $   2,225
  Financial Officer                1994   $ 500,000  $ 500,000                             $     600

Rudolph G. Morin...........        1996   $ 305,760  $ 155,387           0           0     $  11,307
  Senior Vice President(6)         1995   $ 315,000  $  75,000   $ 292,633   $ 50,000(4)   $   1,745

- ------------------------

(1) Mr. Gumucio resigned from the Company in March 1996

(2) Compensation information is provided for the fiscal year ended March 31, 1996, 1995, and 1994.

(3) The amounts listed, for 1995, include discretionary relocation allowances $387,000 for Mr. Gumucio, $370,000 for Mr. Faulkner and $292,633 for Mr. Morin. The amounts listed for 1996 include discretionary relocating allowances of $132,461 for Mr. Gumucio and $16,125 for Mr. Faulkner. Mr.Gumucio also received $53,846 in vacation allowance.

(4) The numbers listed are for employee stock options granted during fiscal 1995. As of March 31, 1995, no options have been exercised.

(5) The amounts listed are contributions paid by the Company to their 401(k) plan for the benefit of each of Messrs. Gumucio, Faulkner, and Morin.

(6) Mr. Morin resigned from the Company in March 1996.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Messrs. Dailey and Faulkner. The following is a summary of the principal terms of these agreements.

    The term of Mr. Dailey's employment agreement as the Chief Executive Officer of the Company commenced on April 1, 1996 and will continue until March 31, 1997. This initial term will be automatically renewed for successive one-year periods unless either party provides the other with three (3) months notice of termination. Mr. Dailey is entitled to an annual base salary of $500,000 and an annual incentive bonus of up to 150% of his base salary, based upon performance goals. The employment agreement provides for a grant of options to purchase 250,000 shares of the Company's common stock in accordance with the terms of the Company's Amended and Restated Stock Option Plan for Management. The employment agreement also provides for the participation in all employee incentive and benefit programs of the Company including the Company's pension plan, and certain perquisites. Upon any termination of Mr. Dailey's employment by the Company without cause, he will be entitled to continued payments of his then-current annual base salary for the current term of employment.

    The current employment agreement for Mr. Faulkner provides for his employment as Vice Chairman, Chief Financial Officer, and Managing Director of the Company. Mr. Faulkner receives an annual base salary of $400,000 and participates in the Company's management bonus plan, stock option plan, and U.S. employee benefits program. The employment agreement provides for a guaranteed bonus of $120,000 for the fiscal year ending March 31, 1996. Mr. Faulkner's employment may be terminated by either party upon 60-day notice. Upon any termination of Mr. Faulkner's employment by the Company without cause, he will be entitled to a severance payment equal to his then current annual base salary. The employment agreement further provides for a two year severance payment if he is terminated without cause within twelve months of a change in control or a fundamental securities transaction. Upon any termination by the Company without cause, Mr. Faulkner is entitled to certain healthcare benefits, outplacement assistance of up to $25,000, and relocation assistance. "Change in control" is defined to include (i) any person or group, other than current shareholders or debtholders, becoming the beneficial owner of at least 35% of the Company's voting stock, if Mr. Faulkner is terminated within 60 days thereafter, or 50% of the Company's voting stock, (ii) any adoption of a liquidation plan by the Company, and (iii) any disposition of the business of the Company by sale, merger, consolidation, or other transaction. Fundamental Securities Transaction is defined to mean the purchase or agreement to purchase by any person or group any securities, whether convertible to common stock or not, which carries with it the right of the purchasing person or group to purchase 35% or more of the Company's voting capital securities at any time.

PENSION PLANS

    The Company does not maintain a unified pension plan for its employees, but rather maintains separate pension plans in most of the countries in which the Company or its subsidiaries operate.

    The pension plan for the United States is the Memorex Telex Employees' Pension Plan (the "Pension Plan"). The following table shows the estimated annual benefits payable upon retirement, assuming the final average compensation and years of service indicated.

                               PENSION PLAN TABLE

                                                                   YEARS OF SERVICE
                                                 -----------------------------------------------------
REMUNERATION                                        15         20         25         30         35
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000.......................................  $  26,302  $  35,869  $  43,836  $  52,603  $  61,370
$150,000 and above.............................  $  31,927  $  42,569  $  53,211  $  63,853  $  74,495

    Benefits are calculated based on the following formula: 1% of Final Average Compensation times Years of Service (maximum 35 years), plus 0.5% of Final Average Compensation in excess of Social Security Covered Compensation times Years of Service (maximum 35 years). The foregoing table takes into account the earnings limit of $150,000 for qualified defined benefit pension plans imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, which provision became effective on January 1, 1994. Benefits shown in the table are not subject to reduction for social security benefits or other offsetting amounts. Benefits under the Pension Plan vest after five years of service. Covered compensation includes salaries and bonus awards from participation in the Company's management bonus plan up to the maximum recognizable compensation permitted for qualified pension plans. On October 31, 1994 benefit accrual in the pension plan was suspended. The foregoing table reflects the years of service, Final Average Compensation, and Covered Compensation as of October 31, 1995.

    Mr. Faulkner is a participant in the Pension Plan. Mr. Faulkner is also entitled to supplemental retirement benefits. The estimated annual benefits payable to Mr. Faulkner under the Pension Plan upon retirement at age 65 are $8,944, and under his supplemental retirement benefit agreement at age 60 are $24,013.

                  STOCK OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    There were no new stock option grants for the period ending March 31, 1996.

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company, the NASDAQ US & Foreign Composite Index, and the NASDAQ Computer Manufacturers Sector Index. The graph assumes $100 invested in the Company and the two indices on March 28, 1994, the day on which the Common Stock, in the form of ADRs, began trading on the NASDAQ National Market System.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MEMOREX TELEX N.V.     NASDAQ US & FOREIGN      NASDAQ HARDWARE MFG.
3/28/94                 100.00                      100                    100.00
6/30/94                  46.97                       95                     81.08
9/30/94                  14.38                      103                     98.58
12/31/94                  9.09                      101                    113.28
3/31/95                   9.47                      110                    119.42
6/30/95                  25.00                      128                    145.23
9/30/95                  15.81                      141                    174.74
12/31/95                 10.81                      142                    178.45
3/31/96                  12.12                      149                    183.95

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                          OWNERS, MANAGEMENT BOARD AND
          SUPERVISORY BOARD MEMBERS, AND NOMINEES TO MANAGEMENT BOARD

    The following table sets forth information as of August   , 1996, with
respect to the beneficial ownership of shares of the Common Stock by all persons believed by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, by members of the Management Board and Supervisory Board, by nominees for the Management Board, and by all Named Executive Officers, all members of the Management Board and Supervisory Board and the nominee for the Supervisory Board as a group. The information set forth below is based upon the Company's records, and information obtained by the Company from the persons named below.

                                                                                         NUMBER OF
                                                                                          SHARES
                                                                                        BENEFICIALLY PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNED      CLASS(1)
- --------------------------------------------------------------------------------------  -----------  -----------
Apollo Investment Fund, L.P...........................................................
  c/o CIBC Bank and Trust Company
    (Cayman) Limited
  Edward Street
  Georgetown, Grand Cayman
  Cayman Islands
  British West Indies
    -and-
Lion Advisors, L.P....................................................................   4,255,279(2)     14.38%
  Two Manhattanville Road
  Purchase, New York 10577
Carl C. Icahn.........................................................................   2,201,248(3)      7.44%
  100 South Bedford Road
  Mount Kisco, New York 10549
Hon. Peter H. Dailey..................................................................     250,000(4)          *
David J. Faulkner.....................................................................     150,000(5)          *
Brad Sowers...........................................................................      30,000(6)          *
Gregory S. Wood.......................................................................      35,000(7)          *
Anthony J. Barbieri...................................................................      35,000(8)          *
All Named Executive Officers, members of the Management Board and Supervisory Board
  and nominee for the Supervisory Board, as a group (12 persons)......................   1,075,000(9)      3.63%

- ------------------------

(1) Based upon the aggregate number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon exercise of stock subscription warrants (the "$2.00 Warrants") to purchase shares of Common Stock at $2 per share, issuable upon exercise of stock subscription warrants (the "$14.00 Warrants") to purchase shares of Common Stock at $14 per share, and issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(2) Includes (i) 3,465,847 shares of Common Stock, (ii) 512,148 shares of Common Stock issuable upon exercise of $2.00 Warrants, and (iii) 277,284 shares of Common Stock issuable upon exercise of $14.00 Warrants. Apollo Investment beneficially owns 904,738 shares of Common Stock, $2.00 Warrants representing the right to purchase 134,840 shares of Common Stock, and $14.00 Warrants representing the right to purchase 59,479 shares of Common Stock. AIF beneficially owns 601,219 shares of Common Stock and $2.00 Warrants representing the right to purchase 89,604 shares of Common Stock. The managing general partner of both Apollo Investment and AIF is Apollo Advisors, and the administrative general partner of both Apollo Investment and AIF is Apollo Fund Administration Limited. Lion Advisors beneficially owns, for the benefit of certain managed investment accounts, 1,959,853 shares of Common Stock, $2.00 Warrants representing the right to purchase 287,704 shares of Common Stock, and $14.00 Warrants representing the right to purchase 217,805 shares of Common Stock. Lion Advisors has sole voting and dispositive power with respect to such managed investment accounts.

(3) Includes (i) 2,065,541 shares of Common Stock, and (ii) 135,707 shares of Common Stock issuable upon exercise of $14.00 Warrants. Tortoise Corp. ("Tortoise") beneficially owns 2,187,075 shares of Common Stock, and Chelonian Corp. ("Chelonian") beneficially owns 14,173 shares of Common Stock (including in each case shares of Common Stock issuable upon exercise of $14.00 Warrants). Tortoise is a wholly-owned subsidiary of Chelonian. Chelonian is a wholly-owned indirect subsidiary of Highcrest Investors Corp., which is approximately 99.5% owned by Icahn Holding Corporation. Mr. Icahn is the sole stockholder of Icahn Holding Corporation.

(4) Includes 250,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(5) Includes 150,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(6) Includes 30,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(7) Includes 35,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(8) Includes 35,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan.

(9) Includes 1,075,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's Stock Option Plan. Does not include 4,255,242 shares of Common Stock beneficially owned by Apollo Investment, AIF, and Lion Advisors, with which Messrs. Gross and Harris are associated. See "Supervisory Board--Members of the Supervisory Board." Messrs. Gross and Harris disclaim beneficial ownership of the shares of Common Stock owned beneficially by Apollo Investment, AIF, and Lion Advisors.

 * Less than 1%.

                            STATUTORY ANNUAL REPORT
                                      AND
                               MANAGEMENT REPORT

    A copy of the Management Report is attached to this Proxy Statement as ANNEX
I. The annual financial statements of the Company for the fiscal year ended March 31, 1996, and the related report of Ernst & Young LLP, United States auditors of the Company, are contained in the Annual Report on Form 10-K of the Company filed with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K is attached to this Proxy Statement as ANNEX II. The consolidated financial statements contained in the Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles, but are substantially similar to the consolidated financial statements prepared in accordance with generally accepted accounting standards in the Netherlands and contained in the Statutory Annual Report. The Company will make the Statutory Annual Report available for inspection by the stockholders of the Company at its offices at Hoogoorddreef 9, 1101 BA Amsterdam, The Netherlands. Stockholders may also obtain a copy of the Statutory Annual Report by writing to Memorex Telex Corporation, 545 East John Carpenter Freeway, Irving, Texas 75062. The Articles of Association provide that the unconditional adoption of the annual financial statements will release managing directors from liability for the management attached to the annual financial statements, and will release the Supervisory Board from liability for its supervision thereof. The Supervisory Board urges the stockholders to read and consider carefully the annual financial statements contained in the Annual Report on Form 10-K and the Management Report. THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE ANNUAL FINANCIAL STATEMENTS.

                            APPOINTMENT OF AUDITORS

    The Supervisory Board has selected the firm of Ernst & Young LLP to serve as United States auditors for the Company for the fiscal year ending March 31, 1997. Ernst & Young LLP has served as the Company's United States auditors since December 1986. The Supervisory Board has also selected the firm of Moret, Ernst & Young to serve as the Netherlands auditors for the Company for the fiscal year ending March 31, 1997. Moret, Ernst & Young has served as the Company's Netherlands auditors since December 1986. Representatives of Moret, Ernst & Young will be present at the Meeting. THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR THE APPOINTMENT OF AUDITORS IN ACCORDANCE WITH THESE SELECTIONS.

                             STOCKHOLDER PROPOSALS

    It is presently contemplated that the 1997 Annual General Meeting of Stockholders will be held on or about September 30, 1997. Proposals by stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal offices not later than May 2, 1997. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                 OTHER MATTERS

    Stockholders may obtain without charge additional copies of the Annual Report on Form 10-K or copies of the Statutory Annual Report by writing to Memorex Telex Corporation, 545 East John Carpenter Freeway, Irving, Texas 75062.

    The Supervisory Board does not know of any other matters to be presented at the Meeting. If other matters properly come before the Meeting, the Depositary, through its nominee or nominees, intends to vote thereon in accordance with its judgment.

                   REPORT OF THE BOARD OF MANAGING DIRECTORS

GENERAL

    Memorex Telex N.V. and its subsidiaries (the "Company") is a provider of information technology solutions including the distribution and integration of data network and storage products and the provision of related services. The market for information technology solutions includes the sales and leasing of network and storage products along with the provision of design, integration and support services. Memorex Telex N.V., a Netherlands corporation, is a holding company that operates its business through subsidiaries in eighteen countries and with distributors in other countries.

    The Company is continuing a comprehensive strategic transformation to adapt to the structural changes occurring in the information technology marketplace. The Company was formerly a manufacturer of plug compatible peripherals, principally for the mainframe environment. As part of this continuing transformation, the Company has eliminated product manufacturing, migrated engineering to a sustaining role, reduced headcount, consolidated executive functions and streamlined its sales organization.

    Today, the Company is a worldwide distributor of data network and storage solutions and provider of a full range of information technology services. The Company's ability to provide these products and services originates from its multinational distribution network and sales force, extensive service organization, reorganized expertise in key technologies and relationships with key industry suppliers.

    During the fiscal year ended March 31, 1996, the Company's net loss, excluding non-cash charges for depreciation, amortization, debt discount accretion and gain from sale of assets, provided cash of USD 2.5 million. Cash was also provided from the sale of assets discussed in Note 7 (USD 13.9 million), a decrease in accounts receivable (USD 5.2 million) and a term loan discussed in Note 9 (USD 12.0 million). The existing cash and cash sources were primarily used for workforce reductions, closure costs and unfavorable contractual obligations as discussed in Note 14 (USD 27.3 million), reductions in royalty obligations (USD 3.8 million), capital expenditures (USD 4.9 million), reduced deferred revenues on contract maintenance and warranty obligations (USD 5.2 million) and cash income tax payments (USD 2.4 million). As a result of the above, cash and cash equivalents, including restricted cash deposits, decreased USD 10.0 million.

    The Company continues its transformation from a developer and manufacturer of computer hardware to a provider of networking and storage solutions. As part of this transformation, the Company continues to re-engineer its selling, service, product development, fulfillment, and finance and administrative processes. This effort has resulted in workforce reductions, the consolidation of functions, disposition of certain facilities, and closure or sale of unprofitable operations. The cost of these initiatives, together with the cumulative decline in revenues and gross margins, has impeded operating cash flow during the second half of the year and particularly during the fourth quarter. This decline in liquidity has negatively impacted the Company's ability to fulfill customer orders on a timely basis.

    During the year, the Company sold its Asia/Pacific operations for USD 25 million. The Company also reached an agreement with the lenders for USD 9 million of the proceeds to be used to reduce debt and the remaining USD 16 million to be used to meet working capital requirements including accrued interest payments.

    The agreement with the lenders with respect to its USD 100 million Restructured Credit Facility (the "Credit Facility") cures events of default that existed under this agreement at March 31, 1996 and includes a deferral through October 31, 1996 of interest payments otherwise due prior to such date. In connection with the amendments and waivers of the Credit Facility the Company agreed to a modification of the Credit Facility to include a change in maturity date from December 31, 1998 to March 31, 1997, a change in the amortization schedule and certain other conditions. The Company has also obtained waivers of existing events of default under the USD 12,000,000 Term Loan and Guaranty Agreement.

    The proceeds from the sale of the Asia/Pacific operations and the deferral of interest payments will improve short-term liquidity, assisting the Company in its efforts to expedite new solution introductions, fulfill customer orders and enhance worldwide customer satisfaction.

    The Company continues discussions with financial and strategic investors and financial institutions concerning a new credit facility or other financing to repay the amounts owing under the Credit Facility and for working capital. In addition, the Company will continue to emphasize working capital management, particularly accounts receivable and inventory as potential sources of cash. The Company expects to also pursue other non-operating sources of funds such as increased factoring of accounts receivable, increased subsidiary lines of credit, or if necessary, undertake an asset disposition program.

    The Company believes that operating cash flow, non-operating sources of funds, and other new financing will enable the Company to continue to meet its obligations. However, there is no assurance that management's plans will be successful or what other actions might be necessary.

    YEAR ENDED MARCH 31, 1996 ("FISCAL 1996") COMPARED WITH THE YEAR ENDED MARCH 31, 1995 ("FISCAL 1995")

    The Company's 1996 operating income, excluding the amortization of intangibles and revaluation of reorganization intangibles has declined from USD
40.3 million and USD 55.7 million for fiscal 1995 and 1994, respectively, to USD
17.0 million in fiscal 1996. However, the Company has reported three consecutive years of operating income, excluding amortization of intangibles and revaluation of reorganization costs. Despite some progress, the transformation of the business and corresponding improved operating results have been slower than originally anticipated. Fiscal 1996 results did not achieve the operating levels achieved in fiscal 1995, primarily as a result of shortfalls in anticipated revenues and margins.

    The following table sets forth the Company's revenues and gross margins for its product groups for fiscal 1996 and fiscal 1995 (USD in millions):

                                                                        GROSS
                                            REVENUES    GROSS MARGIN   MARGIN %
                                          ------------  ------------  ----------
                                          1996   1995   1996   1995   1996  1995
                                          -----  -----  -----  -----  ----  ----
Networks................................  397.2  433.7   92.1  122.4  23.2  28.2
Storage.................................   66.3   96.2   18.2   30.9  27.5  32.1
Service.................................  346.1  351.6   82.6   96.6  23.9  27.5
Other...................................   24.5   28.3    9.6    8.8  39.2  31.1
                                          -----  -----  -----  -----  ----  ----
Total...................................  834.1  909.8  202.5  258.7  24.3  28.4
                                          -----  -----  -----  -----  ----  ----
                                          -----  -----  -----  -----  ----  ----

    Networks revenues and gross margins declined when compared to fiscal 1995 as sales of network connectivity products have grown 31% but not enough to offset the 25% decline in the sales of traditional fixed function display and mainframe network products. While revenues from personal computer products have remained relatively unchanged in the current year, gross margin dollars have experienced a decline of 16% due to price competition. The decline in sales of traditional fixed function display and mainframe network products was in line with Company expectations as the market place continues to move quickly to open systems. Since these products are among the Company's highest margin products, the decline in their revenues had a significant unfavorable impact on gross margin dollars and percentages in fiscal 1996. The Company expects growth in the sales of network connectivity products next year as the market continues to move to open systems.

    Storage revenues declined 31% in fiscal 1996 compared to fiscal 1995. The decline was primarily attributed to decreased sales of stand-alone tape and tape library products in the current year. Sales of midrange storage products were adversely affected by the Company's delayed launch of new products and competitor announcements of new advanced products which further slowed sales. Storage margins as a percentage of revenues when compared to the prior year declined in the current year primarily as a result of price competition.

    Service revenues have decreased slightly in fiscal 1996 when compared to fiscal 1995 as the growth in advanced services revenue was exceeded by the decline in revenues from traditional maintenance. Service gross margins as a percentage of revenues declined as a result of increased price competition and the change in mix of services provided. In fiscal 1996, margins suffered as the decline in high margin traditional maintenance contracts has largely been replaced with lower margin subcontracted services for cabling and third party maintenance contracts partially offset by increased revenues from higher margin advanced services products such as network design, support and installation. The Company expects the continued erosion of traditional maintenance contract revenues and continued growth in the advanced services market. To capitalize on the Company's strengths and reduce the gross margin impact of these trends, a highly-trained and experienced consulting services group has been established to especially focus resources and target opportunities to provide services to the higher margin segments of the growing advanced services market.

    Other revenues have declined in the current year as a result of declines in brokerage and media, while margins were relatively flat due to the increase of higher margin revenues.

    The Company estimates that the weaker U.S. dollar, compared with the prior year, favorably affected revenues approximately USD 24.6 million and margins approximately USD 9.1 million in the current year.

    Selling, general and administrative expenses in fiscal 1996 declined USD
35.7 million compared to fiscal 1995. The decline reflects the impact of re-engineering processes to reduce administrative costs and reductions provided by the Company's transition from a hardware manufacturer to a solutions provider which requires less investment in development and engineering. Additionally, the continued effect of the Company's cost reduction programs have favorably affected selling, general and administrative expenses in the current year. The weaker U.S. dollar, compared with the prior year, unfavorably affected selling, general and administrative expenses by approximately USD 4.5 million compared with fiscal 1995.

    Management will continue to take actions to reduce operating costs to a level commensurate with the level of expected future revenues.

    Other income and expenses for fiscal 1996 reflect a net other income of USD
4.5 million, compared with a net other expense of USD 2.5 million in fiscal 1995. The increase in the current year is attributed to increased foreign currency gains and gains recognized from the sale of assets.

    Interest expense has declined slightly compared with the prior year. Interest includes amounts paid with respect to off balance sheet financing of accounts receivable. Due to an amendment entered into during the fourth quarter of fiscal year 1996, the potential discount available under the Credit Facility was eliminated and, as such, the Credit Facility debt was adjusted to reflect the full principal amount due, thereby resulting in a charge to expense of USD
12.8 million. The Company accreted USD 7.9 million during fiscal 1996 for the loss of debt forgiveness prior to the signing of the amendment in the fourth quarter.

    The Company does not believe that inflation has a material impact on its results of operations.

BOARD OF MANAGING DIRECTORS

AMSTERDAM, AUGUST 13, 1996

/ X / PLEASE MARK VOTES
      AS IN THIS EXAMPLE


                   MEMOREX TELEX N.V.



  Mark box at right if you do not want more than one annual           1 Elect Peter H. Dailey to the          FOR  AGAINST ABSTAIN
  report mailed to your household.                /    /                Management Board of the Company.      /  /   /   /   /  /

  Mark box at right if address change has been noted on the           2 Elect Gregory S. Wood to the          FOR  AGAINST ABSTAIN
  reverse side of this card.                     /    /                 Management Board of the Company.      /  /   /   /   /  /

                                                                      3 Elect Brad Sowers to the Management   FOR  AGAINST ABSTAIN
                                                                        Board of the Company.                 /  /   /   /   /  /

                                                                      4 Elect Anthony J. Barbieri to the      FOR  AGAINST ABSTAIN
                                                                        Management Board of the Company.      /  /   /   /   /  /

                                                                      5 Adopt the annual financial statements FOR  AGAINST ABSTAIN
                                                                        contained in the Statutory Annual     /  /   /  /    /  /
                                                                        Report of the Company for the fiscal
 `                                                                      year ended March 31, 1996, which also
                                                                        contains the Report of the Management
                                                                        Board of the Company.

                                                                      6 Appoint Ernst and Young LLP as United  FOR AGAINST ABSTAIN
                                                                        States auditors for the Company and    / /   /  /    /  /
                                                                        Moret, Ernst & Young as Netherlands
                                                                        auditors for the Company for the fiscal
                                                                        year ending March 31, 1997.


                                                ------------------
  Please be sure to sign and date this Proxy.    Date                   If you wish to give a discretionary proxy to the      /   /
- ------------------------------------------------------------------      Chairman of the Meeting, please mark the box to the
                                                                        right.

                                                                        PLEASE NOTE: Marking the box at the right voids any
                                                                        other instructions indicated above.

         Shareholder sign here                   Co-owner sign here
- --------                       -----------------


- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
            TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

                          REPRESENTING COMMON SHARES OF

          The Depositary has received advice that the Annual General Meeting (the "Meeting") for Memorex Telex N.V. (the "Company"), will be held at the offices of the Company at Hoogoorddreef 9, 1101 BA, Amsterdam, The Netherlands, on Monday, September 30, 1996, at 11:00 a.m. (local time) for the purposes set forth in the enclosed Notice of Annual General Meeting.

          If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the shares of common stock represented by your American Depositary Receipt(s) for or against the Resolutions to be proposed, or any of them, at the Meeting, kindly execute and forward the enclosed Voting Instruction Card to Morgan Guaranty Trust Company of New York. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for or against the Resolutions, or any of them, as the case may be. You may include instructions to give a discretionary proxy to the Chairman of the Meeting. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 4:00 P.M., September 26, 1996 (for overnight courier or other express deliveries, please use the following address: Morgan ADR Service Center, 2 Heritage
     Drive, North Quincy, MA   02171, Attn: John Sjosten).  Only the registered
     holders of record at the close of business on August __, 1996, will be entitled to execute the enclosed Voting Instruction Card.

     Morgan Guaranty Trust Company of New York, Depositary
     60 Wall Street, New York, New York 10260-0060

     Dated:  September 3, 1996

                                  MEMOREX TELEX N.V.
                Morgan Guaranty Trust Company of New York, Depositary
                        P. O. Box 9184, Boston, MA, 02102-9906

    The undersigned, a registered holder of American Depositary Receipts representing Common Stock, dfl. 0.10 nominal value, of Memorex Telex N.V., of record August __, 1996, hereby requests and authorizes Morgan Guaranty Trust Company of New York, the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Common Stock of the Company represented by such American Depositary Receipts, on the Resolutions at the Annual Meeting of Stockholders of the Company to be held on September 30, 1996, or any adjournment thereof.
    These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to the Chairman of the Meeting, the underlying shares represented by your American Depositary Receipt(s) will be voted by the Chairman of the Meeting in his discretion. If these instructions are properly signed and dated, but no direction is made, the underlying shares represented by such Receipt(s) will be voted by the Depositary FOR all Resolutions at the Meeting.
     NOTE:  In order to have the aforesaid shares voted, this Instruction
Card should be returned on or before 4 P.M. September 26, 1996 (for overnight courier or other express deliveries, please use the following address:
Morgan ADR Service Center, 2 Heritage Drive, North Quincy, MA 02171, Attn:
John Sjosten)

                     --------------------------------------------
                       PLEASE VOTE, DATE AND SIGN ON OTHER SIDE
- ---------------------                                            ---------------
                      AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
                     --------------------------------------------
Please sign this proxy exactly as your name appears on the address label affixed hereto. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
- --------------------------------------------------------------------------------
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